EXHIBIT 99.1

PRESS RELEASE DATED OCTOBER 15, 2013

EARNINGS TURNAROUND CONTINUES AT U-SWIRL, INC. DURING
SECOND QUARTER OF FY2014

SIX-MONTH NET INCOME IMPROVES TO $327,871, COMPARED WITH NET LOSS OF ($79,891) IN PRIOR-YEAR PERIOD

HENDERSON, Nevada (October 15, 2013) – U-Swirl, Inc. (OTCQB: SWRL) (“the Company”), parent to U-SWIRL International, Inc., through which it owns and franchises self-serve frozen yogurt cafés, today announced results for the second quarter and first half of FY2014.

SECOND QUARTER HIGHLIGHTS

•	Total revenue increased 90 percent to $1,692,460 in the second quarter of FY2014, compared with total revenue of $888,991 in the quarter ended August 31, 2012.

•
Company-owned frozen yogurt cafés generated $1,253,473 in net sales during the most recent quarter, which represented a 76 percent increase when compared with the second quarter of the previous fiscal year.

•	Franchise royalties and fees rose 149 percent to $438,987 in three months ended August 31, 2013, compared with $176,478 in the prior-year period.

•	Operating income improved to $172,450 in the second quarter of FY2014, versus an operating loss of ($3,528) in the prior-year quarter.

•	Net income increased to $159,792 in the most recent quarter, compared with a net loss of ($3,312) in the second quarter of the previous fiscal year.

•	On a diluted per-share basis, the Company earned $0.01 in the quarter ended August 31, 2013, compared with a net loss of ($0.00) per share in the year-earlier period.

•	Working capital increased from a negative ($61,045) as of February 28, 2013 to $408,814 as of August 31, 2013.

•	Cash on hand increased 89% from $358,527 as of February 28, 2013 to $676,691 as of August 31, 2013.

•	Eight new self-serve frozen yogurt cafés were added to the U-Swirl franchise system, including two co-branded U-SWIRL Frozen Yogurt / Rocky Mountain Chocolate Factory locations.

•	Josie’s Frozen Yogurt chain of 11 self-serve frozen yogurt cafés was acquired subsequent to end of second quarter.

MANAGEMENT COMMENTS

“We are very pleased to report that the earnings turnaround that was evident in our first quarter results continued through the second quarter, as we have continued to move forward with our consolidation and expansion strategy within the self-serve frozen yogurt market,” stated Ulderico Conte, Chief Executive Officer of U-Swirl, Inc.  “With the acquisition of 11 Josies’ Frozen Yogurt cafés earlier this month, we have tripled the total number of cafés operated and/or franchised by U-Swirl during the past 12 months, and we expect to realize significant economies of scale and operational efficiencies from this expansion and future acquisitions in the industry.  U-Swirl and its franchisees are now operating 90 cafés in 26 states, and we are in discussions with a number of frozen yogurt chains that have expressed an interest in joining the U-Swirl family.”

“We have recently opened two franchised U-SWIRL Frozen Yogurt / Rocky Mountain Chocolate Factory co-branded cafés and are optimistic that these units can profitably capitalize upon the offsetting seasonal demand patterns for frozen yogurt and chocolate.  Demand for frozen yogurt typically peaks in the hot summer months, while demand for gourmet chocolate products is stronger during the fall, winter and spring seasons.  We are optimistic that co-branded cafés will experience greater stability in seasonal sales, while offering customers a more exciting selection of desserts on a year-round basis.”

“During the second half of Fiscal 2014, more franchised store openings are planned, and we hope to complete additional acquisitions in the highly fragmented self-serve frozen yogurt segment of the $6 billion away-from-home frozen desserts industry,” continued Conte.  “The proliferation of store openings by small, undercapitalized chains in recent years has left a number of our competitors without the ability to expand or a viable exit strategy. We believe U-Swirl offers such operators or franchisors an attractive opportunity to team up with a vibrant and growing company that has the support of a strong parent company, Rocky Mountain Chocolate Factory, Inc. (Nasdaq/GM: RMCF), which has over 31 years of franchising experience and success.  In essence, we believe U-Swirl has the potential to emerge as a leader in the self-serve frozen yogurt industry and, in the process, to deliver outstanding returns to our shareholders in coming years.”

“During the first half of Fiscal 2014, we generated $311,914 in cash from our operating activities, compared with $95,380 during the corresponding period of the previous fiscal year.  Our balance sheet also improved, with cash balances rising 89% to $676,691 as of August 31, 2013, versus $358,527 at February 28, 2013, and working capital expanding to $408,814, compared with negative working capital of ($61,045) at the beginning of the fiscal year.  Our goal is to manage an aggressive growth strategy within the disciplines of financial integrity and, based upon currently available information, we expect Fiscal 2014 to be a record year for the Company,” concluded Conte.

SECOND QUARTER RESULTS

For the three months ended August 31, 2013, Company-owned frozen yogurt cafés generated $1,253,473 in net sales, for an increase of 76% when compared with $712,513 in the second quarter of FY2013.  The increase was due primarily to an increase in the number of Company-owned locations to 12 in the most recent quarter, versus 6 in the prior-year period.

Franchise royalties and fees increased 149% to $438,987 in the three months ended August 31, 2013, compared with $176,478 in the three months ended August 31, 2012, primarily due to an expansion in the number of franchised cafés in operation to 68 at the end of the most recent quarter of FY2014, versus 23 a year earlier.

The Company generated operating income of $172,450 in the most recent quarter, compared with a net operating loss of ($3,528) in the prior-year quarter, primarily due to increased revenue.

Net interest expense increased to $12,658 in the second quarter of FY2014, versus net interest income of $216 a year earlier, due to interest on promissory notes delivered to Rocky Mountain Chocolate Factory in January 2013 as part of the consideration for the Aspen Leaf Yogurt chain.

Net income increased to $159,792, or $0.01 per diluted share, in the second quarter of FY2014, compared with a net loss of ($3,312), or ($0.00) per share, in the second quarter of FY2013.

The weighted average number of common shares outstanding increased 196% to 14,618,256 in the most recent quarter, versus 4,934,358 in the second quarter of FY2013, reflecting shares issued to Rocky Mountain Chocolate Factory in exchange for Aspen Leaf Yogurt, Yogurtini and certain assets in January 2013.

U-Swirl franchisees added eight new cafés during the most recent quarter, including the second and third co-branded U-Swirl Frozen Yogurt / Rocky Mountain Chocolate Factory locations.  The new cafés were located in Arizona, Idaho, Ohio, Tennessee, Texas and Washington.

SIX-MONTH RESULTS

For the six months ended August 31, 2013, net sales generated by Company-owned frozen yogurt cafés increased 89% to $2,631,722, compared with $1,390,072 in the first half of FY2013.  The increase was due primarily to an increase in the number of Company-owned locations in operation during the first half of FY2014 when compared with the prior-year period.

Franchise royalties and fees increased 158% to $778,144 in the six months ended August 31, 2013, compared with $301,324 in the six months ended August 31, 2012, primarily due to an increase in the number of franchised cafés in operation.

Operating income improved to $354,892 in the first half of FY2014, compared with a net operating loss of ($80,055) in the corresponding period of the previous fiscal year.

Net interest expense totaled $27,021 in the first half of FY2014, compared with net interest income of $164 in the year-earlier period.

Net income increased to $327,871, or $0.02 per diluted share, in the first six months of FY2014, compared with a net loss of ($79,891), or ($0.02) per share, in the first half of FY2013.

The weighted average number of common shares outstanding increased 194% to 14,510,172 in the first half of FY2014, compared with 4,917,379 in the first half of FY2013.

About U-Swirl, Inc.

U-Swirl, Inc. is an operator and franchisor of self-serve frozen yogurt cafés that operate under the following names: U-SWIRL Frozen Yogurt, Aspen Leaf Yogurt, Yogurtini, Gracie Bleu and Josie’s Frozen Yogurt.  The cafés offer frozen yogurt in up to 20 non-fat and low-fat flavors, including tart, traditional, and no-sugar-added options, along with fresh sorbet.  Approximately 70 toppings such as fresh fruit, sauces, candies, and granola are available to customize each serving of yogurt to the customer’s individual taste.

In January 2013, the Company acquired frozen yogurt café assets, franchise rights and certain other assets from Rocky Mountain Chocolate Factory, Inc. (Nasdaq Global Market: RMCF) in exchange for a controlling ownership interest in the Company, certain warrants and notes payable.

U-Swirl, Inc. is headquartered in Henderson, Nevada, and its common stock trades on the OTCQB under the symbol “SWRL.”  As of October 14, 2013, the Company and/or its franchisees operated 90 self-serve frozen yogurt cafés in 25 states.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements.”  These statements involve risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information.  Risks and uncertainties that could cause cash flows to decrease or actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer and retail trends, costs and availability of raw materials, competition, market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control.  Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.  The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions.  The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise, and it undertakes no obligation to revise or update publicly any forward-looking statements for any reason.  The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.

For Further Information, Please Contact

U-Swirl, Inc. (702) 586-8700
of via email at info@u-swirl.com

STORE INFORMATION

	New stores opened during
	three months ended	Stores open as of
	August 31, 2013	August 31, 2013
Franchise Stores	8	68
Company-Owned Stores	0	12
Total	8	80

SELECTED BALANCE SHEET DATA
(in thousands)

	August 31, 2013	February 28, 2013
	(unaudited)
Current Assets	$1,078	$604
Total Assets	$4,043	$3,718
Current Liabilities	$670	$665
Stockholder's Equity	$2,066	$1,693

INTERIM UNAUDITED
STATEMENTS OF OPERATIONS
(in thousands, except per share data and percentages)

	Three Months Ended August 31,		Three Months Ended August 31,
	2013	2012	2013	2012
Revenues
Franchise, royalty and marketing fees	439	176	25.9%	19.8%
Retail sales	1,254	713	74.1%	80.2%
Total Revenues	1,693	889	100.0%	100.0%

Costs and expenses
Food, beverage and packaging costs	379	224	22.4%	25.2%
Labor and related expenses	351	162	20.7%	18.2%
Occupancy and related expenses	232	113	13.7%	12.7%
Marketing and advertising	54	26	3.2%	2.9%
General and administrative	399	291	23.6%	32.7%
Depreciation and amortization	105	76	6.2%	8.5%
Total Costs and Expenses	1,520	892	89.8%	100.3%

Income (loss) from operations	173	(3)	10.2%	-0.3%

Interest expense	(13)	-	-0.8%	0.0%

Income (loss) before income taxes	160	(3)	9.5%	-0.3%

Provision for income taxes	-	-	0.0%	0.0%

Net income (loss)	160	(3)	9.5%	-0.3%

Basic and Diluted Earnings (Loss)
Per Common Share	$0.01	$-

Weighted Average Common Shares
Outstanding, Basic and Diluted	14,618,256	4,934,358

INTERIM UNAUDITED
STATEMENTS OF OPERATIONS
(in thousands, except per share data and percentages)

	Six Months Ended August 31,		Six Months Ended August 31,
	2013	2012	2013	2012
Revenues
Franchise, royalty and marketing fees	778	301	22.8%	17.8%
Retail sales	2,632	1,390	77.2%	82.2%
Total Revenues	3,410	1,691	100.0%	100.0%

Costs and expenses
Food, beverage and packaging costs	830	444	24.3%	26.3%
Labor and related expenses	619	296	18.2%	17.5%
Occupancy and related expenses	480	227	14.1%	13.4%
Marketing and advertising	89	39	2.6%	2.3%
General and administrative	826	612	24.2%	36.2%
Depreciation and amortization	211	153	6.2%	9.0%
Total Costs and Expenses	3,055	1,771	89.6%	104.7%

Income (loss) from operations	355	(80)	10.4%	-4.7%

Interest expense	(27)	-	-0.8%	0.0%

Income (loss) before income taxes	328	(80)	9.6%	-4.7%

Provision for income taxes	-	-	0.0%	0.0%

Net income (loss)	328	(80)	9.6%	-4.7%

Basic and Diluted Earnings (Loss)
Per Common Share	$0.02	$(0.02)

Weighted Average Common Shares
Outstanding, Basic and Diluted	14,510,172	4,917,379